Accountants' Acknowledgement

Linens 'n Things, Inc.
Clifton, New Jersey

Board of Directors:

Re:  Registration Statement Numbers 333-71903, 333-55803,
     333-26819 and 333-26827 on Forms S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 19, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant with the meaning of Sections 7 and 11 of the Act.


KPMG LLP

Short Hills, New Jersey
August 2, 2000